MAXIM SERIES FUND, INC.
GW CAPITAL MANAGEMENT, LLC

CODE OF ETHICS FOR ACCESS PERSONS

Effective October 1, 2008

(As Amended and Approved by the Board of Directors of Maxim Series Fund, Inc., on September 23, 2008 and the Board of Managers of GW Capital Management, LLC on September 4,2008)

******Table of Contents

******I. Overview

Introduction

Maxim Series Fund, Inc., (“Maxim”) is a registered investment company under the Investment Company Act of 1940 (“1940 Act”). GW Capital Management, LLC (“GWCM”) is the registered investment adviser to Maxim under the Advisers Act of 1940 (“Advisers Act”).

Rule 17j-1 under the 1940 Act requires investment companies, as well as their investment advisers and principal underwriters, to adopt written codes of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of the Rule.

Rule 204A-1 under the Advisers Act requires investment advisers to adopt a code of ethics which requires personnel to report their personal securities transactions.

Purpose

This Code of Ethics (“Code”) is intended to provide guidance to Access Persons of Maxim and GWCM in the conduct of their personal investment activities in order to reduce the possibility of securities transactions that place, or appear to place, such persons in conflict with the interests of Maxim or Maxim’s shareholders.

General Anti-Fraud Provisions	It is unlawful for affiliated persons of Maxim of GWCM in connection with their purchase or sale, directly or indirectly, of a Security Held or to be Acquired by Maxim, to engage in any of the following acts, practices or courses of business:

1. employ any device, scheme, or artifice to defraud Maxim;

2. make to Maxim any untrue statement of a material fact or omit to state to Maxim a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Maxim; and

4. engage in any manipulative practice with respect to Maxim.

[Reference; 17j-1 of the 1940 Act; See also Section 206 of the Advisers Act.]

Interpretation of Provisions

The Board of Directors of Maxim (the “Board”) and management of GWCM may, from time to time, adopt such interpretations of this Code as such Board and management of GWCM deem appropriate, provided that the Board and the management of GWCM approve any material changes to this Code.

II. Guiding Principles

The following general principles govern the conduct of all Access Persons subject to this Code as set forth below.

Compliance with Federal Securities

Laws

A variety of Federal Securities Laws, including those described in this Code apply to the operations of Maxim and its investment adviser, GWCM. Maxim and GWCM have adopted compliance programs consisting of policies and procedures designed to prevent violations of Federal Securities Laws. You should refer to those policies and procedures for issues not expressly covered in this Code. It is your responsibility to understand your obligations under these laws and to comply with all applicable Federal Securities Laws. If you are unsure of your obligations, you should seek assistance from the CCO’s Office.

Compliance with this Code

All personal securities transactions of those who are subject to this Code must be conducted in a manner consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position or trust and responsibility. On an annual basis, you are required to certify that you have read and understand the Code of Ethics and any amendments thereto and agree to comply with its provisions.

Personal Interests

As a general matter, you should not improperly take personal advantage of your knowledge of recent, pending or intended securities activities for clients, including Maxim. In addition, you should not improperly take advantage of your position, to personally gain at the expense of the interests of Maxim and its shareholders.

Confidentiality

Except in the normal course of your duties on behalf of Maxim or GWCM, information regarding the identity of client’s security holdings, their accounts, or any information regarding securities transactions made or being considered by or on behalf of Maxim is confidential and may not be revealed to any other person outside of Maxim or GWCM, including vendors, or family members.

III. Terms You Should Know

Definitions	Following are the definitions used in this Code:

Term	Definition
Access Persons

The term “Access Person” is defined in Section 17j-1 of the 1940 Act and in Rule 204-2(a) under the Advisers Act, and may be amended from time to time. The term “Access Person” includes the following individuals as defined below in this Section:

•   Advisory Employees of Maxim or GWCM,

•   Portfolio Managers,

•   Supervised Persons of GWCM,

•   Any other employee of Maxim or GWCM or of any company in a control relationship to Maxim or GWCM who is designated as such by the CCO’s Office.

Examples of having access to nonpublic information include having access to the Maxim portfolio holdings on the PAM Yugo portfolio accounting system, research database, trading systems or settlement information. Individuals who have only access to the PAM Mack system which contains information pertaining to the Maxim Profile funds which are only invested in mutual funds are not considered “Access Persons”.

Note: Access Persons includes employees (administrative, technical and clerical personnel) who, by virtue of their normal workplace duties have access to nonpublic information and are in a position to exploit or take advantage of their inside information about Maxim’s securities transactions or holdings.

Ultimately, whether or not an individual will be designated an “Access Person” will be determined by the CCO’s Office based on an analysis of the type of information to which the individual has access.

Advisory Employee

The term "Advisory Employee" means:

(a) any employee of Maxim or GWCM who, in connection with his regular functions or duties, makes, participates in, or has access to nonpublic information regarding the purchase or sale of a Covered Security by or on behalf of Maxim; or

(b) any employee of Maxim or GWCM whose functions relate to the making of any recommendations with respect to such purchases or sales; and,

Automatic Investment Plan

An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a determined schedule and allocation.

An “Automatic Investment Plan” includes a dividend reinvestment plan and dollar cost averaging program.

Beneficial Ownership

The term "Beneficial Ownership" generally means any direct or indirect pecuniary interest in a security.

"Beneficial Ownership" includes accounts of a spouse, minor children who reside in an Access Person's home and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments the Access Person directs or controls, whether the person lives with him or not, as well as accounts of another person (individual, director, corporation, trust, custodian, or other entity) if, by reason of any contract, understanding, relationship, agreement or other arrangement, the Access Person obtains or may obtain therefrom benefits substantially equivalent to those of ownership. A person does not derive a beneficial interest by serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust or estate.

Being Considered for Purchase or Sale

A security is "Being Considered for Purchase or Sale" when a recommendation to purchase or sell the security has been made and communicated by an Advisory Employee in the course of his duties. With respect to the person making the recommendation, a security is “Being Considered for Purchase or Sale” when the person seriously considers making such a recommendation.

Covered Fund

The term “Covered Fund” means:

(a) any portfolio of Maxim or a Fund for which GWCM serves as an investment adviser (with the exception of the Maxim Profile funds); or

(b) any Fund whose investment adviser or principal underwriter controls GWCM, is controlled by GWCM, or is under common control with GWCM.

Note. For purposes of this section, “control” has the same meaning as it does in section 2(a)(9) of the 1940      Act (15 U.S.C. § 80a-2(a)(9)).

Exception. Covered Fund does not include shares issued by money market Funds, and shares issued by unit investment trusts that are invested exclusively in shares of one or more open-end investment companies (mutual funds) except shares of Maxim or Putnam mutual funds.

Covered/ Reportable Security

The term "Covered or Reportable Security” means, in general, any interest or instrument commonly known as a “security”, including:

• equity and debt securities,

• derivative securities, including without limitation, options on and warrants to purchase equity or debt securities, futures, swaps and other derivative contracts,

• exchange-traded securities (“ETF”),

• private investment funds, hedge funds,

• shares of closed-end investment companies,

• investments in unit investment trusts (“UIT”) (annuities);and,

 • foreign mutual funds and foreign unit trusts.

Exception. “Covered Security” does NOT include:

• direct obligations of the United States government (e.g., Treasury securities),

• bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

• shares of money market funds,

• units of a unit investment trust (“UIT”) that are invested exclusively in non-Maxim or Putnam mutual funds; and,

• shares in other (non-affiliated mutual funds, e.g., Maxim and Putnam).

For purposes of this term, “high quality short-term debt instruments” means any instrument that has a maturity at issuance of one year or less and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

Chief Compliance Officer (“CCO”)

The Chief Compliance Officer (“CCO”) means the CCO of Maxim and GWCM and her/his designee. The term “CCO” and the “CCO’s Office” is used interchangeably throughout this Code. The CCO Office has the authority to grant or deny pre-clearance approval of transactions in securities by Access Persons, and to monitor and enforce the activities of all individuals subject to this Code.

Exempt Personnel

“Exempt Personnel” means the following individuals who have executed a confidentiality agreement and are not involved with making investment decisions for Maxim or GWCM:

•  certain temporary workers,

•  consultants,

•  independent contractors,

•  certain control persons (and their employees) and employees of affiliates; and,

•  other employees designated by the CCO’s Office.

Exempt Personnel are not subject to the reporting requirements of this Code.

Federal Securities Laws

The term “Federal Securities Laws” means:

•   the Securities Act of 1933 (15 U.S.C. 77a-aa),

•  the Securities Exchange Act of 1934 (15 U.S.C. 78a — mm),

•  the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)),

•  the Investment Company Act of 1940 (15 U.S.C. 80a),

•  the Investment Advisers Act of 1940 (15 U.S.C. 80b),

•  Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999),

•  any rules adopted by the Securities and Exchange Commission under any of these statutes,

•  the Bank Secrecy Act (31 U.S.C. 5311 — 5314; 5316 — 5332) as it applies to registered investment companies and investment advisers,

•   and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Fund	The term “Fund” means an investment company registered under the 1940 Act.
Independent Director of Maxim	The term "Independent Director of Maxim" means a director of Maxim who is not an "interested person" of Maxim or GWCM and is excepted from the requirements to report personal securities transactions.
Independent Manager of GWCM

The term “Independent Manager of GWCM” means a Manager of GWCM who is treated in the same manner as a Independent (‘disinterested’), Director of Maxim and excepted from the requirements to report personal securities transactions IF all of the following requirements are satisfied.

You:

•  have no involvement with the day-to-day operations of Maxim;

•  have no involvement in decisions or recommendations regarding the purchase or sale of securities for any Fund or Maxim;

•  have no immediate access to, or involvement with the management or fund investment and trading personnel (trading and portfolio management information) of Maxim or GWCM;

•  do not own, control or hold 5% or more of the outstanding voting shares of either Maxim or GWCM; and,

•  do not control Maxim or GWCM, either individually or by virtue of any arrangement with any other person.

[Reference: Rule 17j-1(d)(2)(ii) as discussed in the MacKenzie Investment Management, No-Action letter (Reference Number 200051298) issued by the Securities and Exchange Commission on August 8, 2000.]

Initial Public Offering (“IPO”)

The term "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Control

The term “Investment Control” refers to any Covered Security in which you have influence (i.e., power to manage, trade, or give instructions concerning the investment disposition of assets in the account, or to approve or disapprove transactions in the account), whether sole or shared, direct or indirect.

Note: You are presumed under this Code to have Investment Control as a result of having:

•      Investment Control over your personal brokerage account(s);

•      Investment Control over an account(s) in the name of your spouse or minor children, unless you have renounced an interest in such account and provided documentation to the CCO’s Office;

•      Investment Control over an account(s) in the name of any family member;

•      Involvement in an investment club;

•      Trustee or executor power over an account of an immediate family member in which you have a vested interest in the income or corpus of the trust or estate; or,

•      The existence and/or exercise of a power of attorney over an account.

Investment Personnel

“Investment Personnel” means, all Portfolio Managers of Maxim or GWCM and other Advisory Employees who assist or provide advice to the Portfolio Managers in making and implementing investment decisions for Maxim, such as a research analyst and portfolio assistants.

Limited Offering

The term "Limited Offering” means an offering of securities that are exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933. (Regulation D Program)

Note: Limited offerings are also referred to as private placements and include many unregistered investment vehicles such as hedge funds, private equity funds and venture capital funds.

Portfolio Manager

The term “Portfolio Manager” means the person or persons entrusted with the direct responsibility and authority to make investment decisions affecting a Maxim portfolio, and who, therefore, may be the best informed about such portfolio’s investment plans or interests.

PTA System

The term “PTA system” means the automated Personal Trading Assistant (“PTA”), web-based application that is used by the CCO’s Office to track and monitor the personal trading activities of Access Persons.

All employees of Maxim and GWCM who are required to report in accordance with this Code, must submit their reports electronically to the CCO’s Office through the PTA system, unless expressly exempted from reporting in this Code.

Security Held or to be Acquired

"Security Held or to be Acquired" by Maxim means:

a.  any Covered Security which, within the most recent fifteen (15) calendar days:

i.   is or has been held by Maxim; or

ii.  is being or has been considered by Maxim or GWCM for purchase by Maxim; and

b.  any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

Supervised Person

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of GWCM, or other person who provides investment advice on behalf of GWCM and is subject to the supervision and control of GWCM.

IV. Personal Trading Restrictions and Pre-Clearance

A. Pre-Clearance Policy	Prior to the purchase or sale of Securities in an Initial Public Offering (“IPO”), Limited or Private Placement Offering in any securities, YOU must obtain Pre-Clearance from the CCO’s Office.

Pre-Clearance Process	Prior to the purchase or sale of securities in an IPO, Limited or Private Placement Offering , you should follow the steps set forth below:

	Step	Action
	1	Submit a Pre-Clearance request in advance of the purchase in the PTA system. Note: A request for Pre-Clearance can be submitted in the PTA system Monday – Friday from 9:00 to 4:00 MST.
	2	The CCO’s Office will review the Pre-Clearance request to determine if a potential or an actual conflict of interest exists.
	3	The Access Person will receive an approval or denial of the Pre-Clearance request from the CCO’s Office via the PTA system.

Granting of Pre-Clearance

Pre-Clearance will be granted if the CCO’s Office determines that the transaction is:

   •   not potentially harmful to Maxim;

   •   would be highly unlikely to affect the market in which Maxim’s portfolio securities are traded;

   •   clearly is not related economically to the securities to be purchased, sold or held by Maxim; and,

   •   the decision to purchase or sell the security is not the result of material non-public information obtained in the course of the person’s relationship with Maxim or GWCM.

Pre-Clearance approval by the CCO’s Office of any securities transaction is only effective for 3 business days from and including the date clearance is granted.

Denial of Pre-Clearance

Pre-Clearance will be denied if the CCO’s Office determines that the security is being made available in an IPO or Limited/Private Placement Offering AND:

   •   is Being Considered for Purchase or Sale by Maxim;

   •   has been purchased or sold by Maxim within the prior 2 business days;

   •   is being purchased or sold on behalf off Maxim; or,

   •   the granting of pre-clearance would be inconsistent with the purposes of this Code.

Note: The term “sold” includes an order to sell that has been entered but not executed.

B. 90-Day Short-Term Holding Rule	After the purchase of a Covered Fund, an Access Person may not sell the Covered Fund within 90 calendar days.

Example:

If Mary purchased 200 shares of Maxim Invesco ADR on 1/1/2008, she may not sell or redeem any shares within her Maxim Invesco portfolio until the 91st day or until March 31, 2008 or after.

Calculation: The duration of short term trades is calculated on a Last In, First Out (LIFO) basis.

Exception 1:	The CCO’s Office may grant written approval of a short-term trade of Covered Funds: • in rare and/or unusual circumstances; and, • if the trade results in a loss or break-even status.

Exception 2:

The CCO’s Office may grant written approval to redeem shares of a Covered Fund not held for 90 days, if necessary:

   •   due to hardship or extraordinary circumstances; or

   •   due to special circumstances, such as an Automatic Investment Plan (or periodic rebalancing); or

as determined appropriate by the CCO’s Office.

C. 7- Day Blackout Rule

Portfolio Managers and Investment Personnel may not purchase or sell a security in his/her personal account within 7 days before or after the Portfolio Manager trades in the securities of the same issuer for the Maxim portfolio that he/she manages.

Exempt Transactions

The 7-Day Blackout Rule and the 90-Day Short-Term Holding Rule do not apply to the following transactions:

1.     purchases or sales of securities effected in any account over which you have no Beneficial Ownership or Investment Control, or in any personal account which is managed on a discretionary basis by a person other than you and you do not in fact influence or control the purchases or sale transactions;

2.     purchases or sales of securities which are not eligible for purchase or sale by Maxim;

3.     purchases or sales of securities which are made in an employee personal account with automatic contributions;

4.     purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and,

De Minimus Transactions in Large Cap securities which means any securities transaction, or series of related transactions, involving five hundred (500) shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion.

V. Reporting of Personal Trading - Access Persons

A. Who Needs to Report

Access Persons must submit to the CCO’s Office, through the PTA system, the following reports concerning their personal securities transactions and holdings, unless excepted (as set forth herein) from the reporting requirements.

B. What Needs to Be Reported

Access Persons must report all personal securities transactions and investment accounts in which the Access Person or any member of your immediate family (including any relative by blood or marriage living in your household, including live-in partners sharing financial resources)has Beneficial Ownership or Investment Control.

The following list identifies the Securities that you are NOT required to report:

Exception: Non-Reportable Securities

   •   U.S. Government securities (e.g., Treasury bills, T-Notes);

   •   Money market instruments, bank certificates of deposit, high quality short-term debt instruments, commercial paper;

   •   Shares of money market funds;

   •   Shares and holdings in other mutual funds (mutual funds not affiliated with Maxim or Putnam); and,

Units of a unit investment trust (annuities), if invested exclusively in non-affiliated mutual funds, e.g., Maxim or Putnam mutual funds).

Investment Accounts

If you or any member of your immediate family (including any relative by blood or marriage living in your household, including live-in partners sharing financial resources) has Beneficial Interest or Investment Control in any Reportable Securities you must authorize and direct each broker or dealer to deliver to the CCO’s Office, on a timely basis, electronic data feeds or duplicate copies of confirmations and periodic statements of all of your securities transactions and holdings for all of your securities accounts.

It is your responsibility to ensure that the CCO’s Office is appropriately notified of all brokerage accounts and the opening of any new investment account.

Participating Brokers

The brokerage firms listed below (which may be amended from time to time) can provide electronic feeds of your personal securities transactions to the CCO’s Office. You are strongly encouraged to maintain your investment accounts with the following brokerage firms or to request your broker to participate in providing electronic data feeds:

   •   Charles Schwab

   •   Merrill Lynch

   •   E*Trace Financial (formerly Harrisdirect)

   •   TD Ameritrade

   •   Morgan Stanley

   •   AG Edwards

   •   UBS

The following are examples of investment accounts which you are required to report in the PTA system.

Examples: Reportable Investment Accounts

     •   Any investment account holding any securities in which you have Beneficial Ownership or Investment Control, including a shared account;

   •   IRA accounts with a broker/dealer;

   •   Partnership or corporate account in which you have Beneficial Ownership or Investment Control;

   •   529 College Savings Account; and,

Investment account of immediate family member in your household, if you have decision-making authority (regardless of whether exercised authority).

The following are examples of investment accounts which you are NOT required to report:

Examples: Non-Reportable Investment Accounts

    •   Mutual fund brokerage accounts or any brokerage or bank account that holds only mutual funds; including your 401(k) account that has Maxim funds;

   •   Money market accounts;

   •   Retirement accounts (e.g., 401(k), 403(b) accounts) ---invested in only mutual funds;

   •   Retirement accounts with automatic contributions; and,

   •   Accounts in which you have no Beneficial Ownership or Investment Control.

C. How to Report	You are required to submit the following 3 reports in the PTA system:

1. Initial Holdings Report

No later than ten (10) calendar days after becoming an Access Person, you must report the following information in the PTA system, which must be current as of a date not more than forty-five (45) days prior to the date you became an Access Person:

   •   the identity of all of your investment accounts (see below for more detail on reporting investment accounts);

   •   the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security or Covered Fund in which you, or any member of your immediate family, had any direct or indirect Beneficial Ownership or Investment Control when you became an Access Person;

   •   the name of any broker, dealer or bank with whom you, or any member of your immediate family maintained an account in which any Covered Securities were held for the direct or indirect benefit of you or any member of your immediate family as of the date the person became an Access Person; and

   •   the date the report was submitted.

2. Quarterly Transaction Report

No later than thirty (30) days after the end of a calendar quarter, you must provide the following information in the PTA system or provide duplicate paper statements or electronic data feeds from your broker with respect to any transaction made during the preceding quarter in a Covered Security or Covered Fund in which you had any Beneficial Ownership or Investment Control:

   •   the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security or Covered Fund involved;

   •   the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

   •   the price of the Covered Security or Covered Fund at which the transaction was effected;

   •   the name of the broker, dealer, or bank with or through whom the transaction was effected; and

   •   the date that the report was submitted.

3. Annual Holdings Report

On an annual basis, you must submit and certify through the PTA system, an Annual Holdings Report, no later than forty-five (45) days after the end of every calendar year, (based on your current personal securities holdings as of December 31 of the calendar year for which the Report is being submitted), which contains the following information:

   •   the title and type of each Covered Security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security or Covered Fund in which you have any direct or indirect Beneficial Ownership;

   •   the name of any broker, dealer or bank with whom you, or any member of your immediate family, maintained an account in which any Covered Securities were held for your, or any immediate family member’s, direct or indirect benefit.

No Holdings or Transactions Certification	If you have no holdings and/or no transactions to report, you must nevertheless submit a Certification in the PTA system of no holdings or transactions (as appropriate).

VI. Additional Required Reporting

Access Persons are required to submit to the CCO’s Office the following additional Reports:

Acknowledgement of Receipt of Code

The CCO’s Office will provide a copy of this Code of Ethics to each Access Person. The CCO’ s Office will also provide to each Access Person a copy of any amendment to this Code after such amendments are adopted by the Board.

Within 30 calendar days of a request from the CCO’s Office after receiving the copy of this Code or an amendment to this Code, you are required to submit in the PTA system an acknowledgement that :

   •   you have received and read this Code or such amendment,

   •   you had an opportunity to ask questions and

   •   you understand and agree to comply with this Code or such amendment, and all applicable requirements.

Annual Certification of Compliance

On an annual basis, all Access Persons must provide the CCO’s Office with a written or electronic certification in the PTA system that:

   •   they have had an opportunity to ask questions, have read, understand the Code, and

   •   have complied at all times with this Code, including the obtaining of pre-clearance for securities transactions and the submission of all required reports.

Compliance Questionnaire and Certification	All Access Persons are required on an annual basis to complete and submit to the CCO’s Office in the PTA system a Compliance Questionnaire and Certification disclosing any disciplinary information.

VII. Exceptions from Reporting Requirements – Independent Directors and Independent Managers

A. Disinterested Director/ Manager Policy

An Independent Director of Maxim who would be required to make a report only because he is a director of Maxim, or an Independent Manager of GWCM who would be required to make a report only because he is a manager of GWCM, need not make:

   •   An Initial Holdings Report or,

   •   A Quarterly Transaction Report and,

   •   An Annual Holdings Report.

The above reports are NOT required by the Independent Director of Maxim or the Independent Manager of GWCM UNLESS:

	As a Director of Maxim or Manager of GWCM, you knew or should have known:	Then…

in the ordinary course of fulfilling your official duties as a director of Maxim or a manager of GWCM, that during the 15-day period immediately before or after your securities transaction,

•  Maxim purchased or sold the security, or

•  Maxim considered purchasing or selling the security;

You must submit a Quarterly Transaction Report to the CCO’s Office with respect to the securities transaction. A Quarterly Transaction Report can be obtained from the CCO’s Office, upon request

[Reference: Rule 17j-1(d) (2)(ii) of the 1940 Act; MacKenzie Investment Management No-Action Letter (Reference Number 200051298) issued by the Securities and Exchange Commission on August 8, 2000.]

B. Annual Certification of Compliance

On an annual basis, by a date specified by the CCO’s Office, the Independent Director of Maxim or the Independent Manager GWCM is required to execute a Certification:

   •   that he/she has complied at all times with this Code of Ethics including the obtaining of pre-clearance for certain securities transactions to the extent required and submitting all required reports;

   •   that he/she had no transactions to report for which he/she knew, or in the ordinary course of fulfilling my official duties as a director or manager should have known, that during the 15-day period immediately before or after my transaction in a Covered Security, Maxim purchased or sold the Covered Security, or Maxim or GWCM considered purchasing or selling the Covered Security; or the report was submitted; and,

   •   details of any outside business affiliations.

VIII. Gifts, Gratuities and Entertainment

Policy

All Access Persons are required to act in the best interests of their clients. It is the policy of Maxim and GWCM to conduct its business to avoid actual and potential conflicts of interests. The offering or receipt of gifts, gratuities and entertainment has the potential to create conflicts of interests. Thus, you must try to avoid conflicts of interests, or even the appearance of conflict or impropriety.

In general, gift giving or the receipt of gifts or gratuities is limited to $100.00 total per calendar year from any one source, i.e., entity, firm or third-party. No Access Person, or members of their immediate family may offer or receive gifts or gratuities in excess of $100.00 from (or to) any one person or company who does business with or on behalf of Maxim or GWCM, unless permission is given from his/her manager AND the CCO’s Office.

Acceptance of cash, making loans, extraordinary or extravagant gifts or entertainment is STRICTLY PROHIBITED. Any such gifts must be declined and returned in order to protect the reputation and the integrity of the Company.

Please also refer to GWL&A’s Code of Business Conduct and Ethics. This policy is not intended to override or supersede GWL&A's Code of Business Conduct and Ethics or any state or local laws that may exist as they relate to gifts, gratuities and entertainment.

The CCO’s Office may grant exceptions to this policy but all exceptions must be approved in advance by written request submitted in the PTA system to the CCO’s Office.

Definition Of Gift and Gratuities

The term “gifts or gratuities” means the giving or receiving of any type of benefit, perk, advantage, bonus, award, prize, present, donation, contribution or the like, to or from any person, employee, or agent or representative of another person that does business with or has a business relationship with Maxim or GWCM.

Solicitation Of Gifts	Solicitation of gifts of any size under any circumstances is strictly PROHIBITED.

Client Seminars/ Educational Meetings

Client seminars/educational meeting for prospective clients or existing clients are permissible. This includes events such as “lunch and learn” meetings with prospective or existing clients, provided that it is sponsored by GWL&A or a GWL&A company. If the cost of such event exceeds $ 200.00 prior approval of your manger/supervisor AND the CCO’s Office in the PTA system must be obtained.

Conferences and Industry Events

GWL& A employees may be requested to speak at industry conferences and events. In some situations, the speech or appearance may involve travel, lodging, entertainment or other customary speaker amenities (Customary Business Amenities). If the Business Relationship offers to pay for all or a portion of the Customary Business Amenities and the amount exceeds $200.00, prior approval from your supervisor/manager AND the CCO’s Office through the PTA system must be obtained.

Client Contests/ Promotions

All proposals for contest/promotions for clients or prospects such as prize drawings and giveaways must be submitted in advance via the PTA system to your manager/supervisor AND the CCO’s Office PRIOR to the announcement or implementation of the contest or promotion.

Entertainment

In general, ordinary, occasional business-related entertainment is not treated as a gift and is not subject to the $100.00 limit per year. The payment of business-related entertainment expenses or client appreciation events for prospective or existing clients is generally permissible. If the cost of such event exceeds $200, prior approval from your manager AND the CCO’s office must be obtained.

Other Entertainment Events

Other entertainment events such as sporting events, theater, movies, concerts or other forms of entertainment conducted for business purposes are permitted if the host is present at the event. The value of a single-occasion benefit should generally be limited to $300.00. The aggregate value of all such entertainment events should generally be limited to $1000.00 per year per source. If the cost of any event exceeds these amounts, prior approval from your manager AND the CCO’s Office must be obtained.

Any entertainment event provided to an Access Person where the host is not in attendance is treated as a gift and is subject to the $100.00 per year per source limit.

Examples: What to Avoid

     •   Giving or receiving a money or other cash equivalent or securities as business gift;

   •   Giving or receiving any extravagant or excessive gift or entertainment;

   •   Giving any gift to reward a government employee;

   •   Giving or receiving entertainment, such as tickets to a sporting event, where a representative of the company offering the gift will not be accompanying the recipient to the event;

   •   Season tickets;

   •   Annual golf club memberships; and,

   •   Vacations or other excessive and lavish trips.

Examples: Acceptable Gifts/ Entertainment

     •   Promotional items, such as coffee mugs, pens, calendars, paper weights, clothing or items of similar value displaying a company logo;

   •   Prizes won from games of chance (e.g., raffles), if the prize is reasonable;

   •   Bouquets of flowers, fruit baskets, candies;

   •   Modest and infrequent business meals;

   •   Modest hospitality, e.g., a music concert, a theatre show or regular sporting event, if the cost is reasonable;

   •   Modest Gifts (such as a bottle of wine/liquor/cigars) to mark an event such as Christmas or Thanksgiving or birth of a baby/wedding; and,

   •   Occasional lunches, dinners, cocktail parties or comparable gatherings conducted for business purposes.

The following items must be submitted for approval to the CCO's office prior to giving or receiving:

Examples: Prior Approval Required

     •   Expense paid trip, hotel and transporation;

   •   Gifts in excess of $100.00 in value; and,

   •   Tickets to special events -- Super Bowl, Stanley Cup Games, World Series.

If you are in doubt as to whether gifts and entertainment are appropriate or violate this Code, you should raise your concerns with your Manager and the CCO’s Office prior to accepting or giving any such gift or entertainment.

Questions

As with any provision of the Code of Ethics, a sincere belief by the Access Person that he/she was acting in accordance with the requirements of this Code will not satisfy his/her obligations under this Code. If there is any question, ambiguity or doubt concerning the propriety of any gift, gratuity or entertainment you should seek, a prior written determination from the CCO’s Office by utilizing the PTA system.

IX. Miscellaneous

IX. Miscellaneous

Corporate Opportunities

You may not exploit for your own personal gain, opportunities that are discovered through the use of company property, information or your position unless the opportunity is disclosed fully in writing to the CCO’s Office and is approved by the Maxim/GWCM (as appropriate) Board of Managers.

Outside Business Activities/ Affiliations

Service as a Director or Trustee. You may not serve on the Board of Directors of a publicly traded company without prior authorization from the CCO ’s Office. A request for authorization may be submitted through the PTA system. Such authorization must be based on a determination that such service is consistent with the interests of Maxim and Maxim’s shareholders.

Training

As rules, regulations and laws relating to this Code continue to evolve, the CCO Office will conduct training sessions, or may otherwise distribute educational materials regarding this Code and updates and amendments. You will be required to provide an acknowledgement of attendance at any such training sessions.

Reporting of Violations of this Code

Access Person must report any violations of this Code promptly to the CCO’s Office. Violations or suspected violations of this Code or any Federal Securities Laws may be reported electronically through the PTA system.

All reports and other records required to be submitted or maintained under this Code will be treated as confidential.

Sanctions

If the CCO has determined that an Access Person has committed a violation of this Code, the CCO may impose sanctions as she deems appropriate and as set forth in the attached Appendix C.

All profits from violations of any of the trading restrictions and pre-clearance requirements described in this Code are subject to forfeiture by the CCO’s Office.

Amendments

Any amendments to this code shall be effective thirty (30) calendar days, after written notice of such amendments has been distributed to Access Persons by the CCO or his/her designee, unless the Board or management of GWCM (as appropriate) expressly determined that such amendment will be come effective on an earlier date or should not be adopted.

***APPENDIX A

REVIEW OF REPORTS

     The Chief Compliance Officer (“CCO”) for Maxim and GWCM or his/her designee must review all reports submitted pursuant to this Code for the purpose of detecting and preventing a potential or actual violation of this Code.

1.

The CCO or his/her designee shall review all Initial Holdings Reports, Quarterly Transaction Reports, Annual Holdings Reports and other reports and information required to be submitted by Access Persons under this Code.

2.	The CCO shall maintain a record of each report reviewed and the date such review was completed. Such record shall indicate whether the CCO’s review detected a potential or actual violation of this Code. If the CCO detects a potential or actual material violation of this Code, the CCO shall promptly inform management of Maxim or GWCM (as applicable) in writing.

3.	The CCO promptly after furnishing such written notification of a potential or actual material violation of this Code, shall take those measures the CCO deems necessary and appropriate to remedy such violation, including, but not limited to, requiring the Access Person to divest any inappropriate securities holdings and recommending sanctions to the Board.

4.	The CCO shall take such other actions and measures as he deems necessary and appropriate to carry out his duties with respect to the review of reports required under this Code.

     The CCO for Maxim or GWCM (as appropriate) shall identify all Access Persons who are required to make reports and shall inform those Access Persons of their reporting obligation. Once informed of the duty to file reports, an Access Person has a continuing obligation to file such reports in a timely manner.

     No report required to be made under this Code shall be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the security to which the report relates.

***APPENDIX B

REPORTS TO THE BOARD

     On a yearly basis, the Chief Compliance Officer for Maxim and GWCM or his/her designee shall furnish to the Board, and the Board shall consider, a written report that:

1.

Describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of this Code and the sanctions, if any, imposed in response to the material violations; and

2.	Certifies that Maxim and GWCM have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

3.	In considering the written report, the Board shall determine whether any action is required in response to the report.

     To the extent that immaterial violations of this Code (such as late filings of required reports) may collectively indicate material problems with the implementation and enforcement of this Code, the written report shall describe any violations that are material in the aggregate.

***APPENDIX C

SANCTIONS

     The Chief Compliance Officer (“CCO”) of Maxim shall furnish to the Board reports regarding the administration hereof and summarizing any forms or reports filed hereunder. Upon the finding of a material violation of this Code, including the filing of false, incomplete, or untimely required reports, or the failure to obtain required pre-clearance, the Board may impose such sanctions as it deems appropriate, which may include censure, suspension, or termination of the employment of the violator. No Director may participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

     Similarly, it shall be the responsibility of GWCM’s CCO to receive and maintain all reports submitted by Access Persons and to use reasonable diligence and institute procedures reasonably necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code. Upon discovering a material violation of this Code involving any Access Person, such as those noted in the prior paragraph, it shall be the responsibility of GWCM’s CCO to report such violation to GWCM’s management. GWCM’s management may impose such sanctions against the Access Person determined to have violated this Code as it deems appropriate, including, but not limited to, a letter of censure or suspension or termination of the employment, officership, or other position of the violator with GWCM. No officer, director or manager of GWCM may participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

***APPENDIX D

MATERIAL CHANGES TO THE CODE

     The Board authorizes the Chief Compliance Officer to make material changes as they deem reasonably necessary in order to prevent Access Persons from violating any provision of this Code.

     The Board, including a majority of the Independent Directors, must approve any material change made to this Code no later than the next regularly scheduled Board meeting after adoption of the material change.

     The Board must base its approval of any material change to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct described in this Code.

***APPENDIX E

RECORD RETENTION

     Maxim and GWCM must maintain records in the manner and to the extent set forth below, which records may be maintained electronically or in another format under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and Rules 204-2 and Rule 204A-1 under the Investment Advisers Act of 1940, and shall be available for examination by representatives of the Securities and Exchange Commission:

1.	Retention of Code. A copy of this Code and any Code that was in effect at any time within the past five years must be preserved in an easily accessible place.

2.	Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation must be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

3.	Record of Written Acknowledgments. A copy of written acknowledgements by all current Access Persons and all individuals who have been Access Persons within the last five years of the receipt of this Code and any amendments thereto must be maintained in an easily accessible place.

4.	Copy of Forms and Reports. A copy or record of each Pre-Clearance Form and each Initial Holdings Report, Quarterly Transaction Report, and Annual Holdings Report prepared and submitted by an Access Person, including any broker or dealer trade confirmations or account statements provided in lieu of such reports, pursuant to this Code must be preserved by the Chief Compliance Officer for Maxim or GWCM, as appropriate, for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place.

5.	List of Access Persons. A list of all persons who are, or within the past five years of business have been, required to file Initial Holdings Reports, Quarterly Transaction Reports, and Annual Holdings Reports pursuant to this Code and a list of those persons who are or were responsible for reviewing such Reports must be maintained in an easily accessible place.

6.	Written Reports to the Board. A copy of each written report furnished to the Board under this Code shall be maintained for at least five years after the end of the Maxim fiscal year in which it is made, the first two years in an easily accessible place.

7.	Records Relating to Decisions Involving Initial Public Offerings and Limited Offerings. Maxim and GWCM must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities made available in an initial public offering or limited offering for at least five years after the end of Maxim’s fiscal year in which the approval is granted.

8.	Sites of Records to be Kept. All such records and/or documents required to be maintained pursuant to this Code and/or Rule 17j-1 under the 1940 Act and Rules 204-2 and 204A-1 under the Investment Adviser’s Act of 1940 shall be kept in an easily accessible location at the offices of the Chief Compliance Officer, located in Greenwood Village, Colorado 80111.